Exhibit 10.31

February 7, 2005

Art Graves

East Greenville, PA

Dear Art:

It is our great pleasure to inform you that you will be a participant in the 2005 Knoll, Inc. Incentive Compensation Program.

As you know, 2004 was another very challenging year. Although our industry is beginning to grow again, our operating profits declined in 2004. At these lower levels of profitability, the dollars available for base incentive payments have declined.

In 2005 our objectives are aligned across the company to grow our sales and profits through new product introductions, expanded sales efforts and continued service enhancements while improving our gross and operating margins through a single minded focus on cost control and efficiency. Our success in 2005 will be a direct result of our ability to accomplish these objectives and achieve $86.9M in Operating Profit. Additionally, your award will be based on NA Office Orders $600, S&D Budget of $47.0, and APLA $1.1.

If you achieve this goal and Knoll reaches an Operating Profit of $86.9M, you can qualify for a total target incentive payment of $240,000.

This award is subject to the approval of the Chief Executive Officer of Knoll, Inc., the President and Chief Executive Officer of Knoll, NA and the Knoll, Inc. Board of Directors. You must be employed by Knoll on the date this award is distributed in order to receive this incentive.

We have great confidence in your ability to help Knoll grow and look forward to being able to present you with your target award early in 2006.

Kass Bradley	Andrew Cogan